Illumina, Inc.
Reconciliation of Non-GAAP Financial Guidance

The company’s future performance and financial results are subject to risks and uncertainties, and actual results could differ materially from the guidance set forth below. Potential factors that could affect the company’s financial results include achievement and timing of the planned deconsolidation of GRAIL, Inc.'s results in our financial statements and other factors included from time to time in the company’s public reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended January 3, 2016, and the company’s Form 10-Q for the fiscal quarters ended April 3, 2016, July 3, 2016, and October 2, 2016. The Company assumes no obligation to update any forward-looking statements or information.

Fiscal Year 2017
GAAP diluted earnings per share attributable to Illumina stockholders (a)	$3.25 - $3.35
Amortization of acquired intangible assets	0.31
Non-cash interest expense (b)	0.20
Incremental non-GAAP tax expense (c)	(0.16)
Non-GAAP diluted earnings per share attributable to Illumina stockholders	$3.60 - $3.70
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(a) The company adopted Accounting Standard Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718) as of January 2, 2017. The impact of such adoption is not included in the GAAP diluted net income per share attributable to Illumina stockholders guidance for fiscal year 2017. The GAAP diluted net income per share attributable to Illumina stockholders guidance for fiscal year 2017 also excludes one-time items related to the close of the GRAIL, Inc. Series B financing, which is expected to occur prior to the end of the first quarter. Such impacts will be recorded as incurred and excluded from non-GAAP diluted net income per share attributable to Illumina stockholders.

(b) Non-cash interest expense is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(c) Incremental non-GAAP tax expense reflects the tax impact related to the non-GAAP adjustments listed above.